[Sun Healthcare Group, Inc. Letterhead]

EXHIBIT 5.1

March 5, 2009

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612

Re:           Registration of Securities of Sun Healthcare Group, Inc.

Ladies and Gentlemen:

This opinion is being delivered in connection with the registration by Sun Healthcare Group, Inc. (the “Company”) of deferred compensations of the Company of up to $20.0 million (the “Deferred Compensation Obligations”), which Deferred Compensation Obligations are general unsecured obligations of the Company to pay deferred compensation in the future to participants in the Sun Healthcare Group, Inc. Deferred Compensation Plan (the “Plan”) in accordance with the terms of the Plan, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof.

In my capacity as General Counsel of the Company, I have examined originals or copies of those corporate and other records of the Company as I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be legally issued, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting rights and remedies of creditors generally, and by general principles of equity.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of California and the present Delaware General Corporation Law.  I am admitted to practice law solely in the State of California.  I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters.  I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to my attention, or any future changes in laws.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Michael Newman
Michael Newman
General Counsel